UNITED STATES

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SCHEDULE 14A

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AGILE SOFTWARE CORPORATION

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AGILE SOFTWARE CORPORATION

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Agilites:

I have big news to share…

Several minutes ago, we publicly announced that Oracle Corporation has entered into an agreement to acquire Agile Software. As you’re no doubt aware, Oracle is the largest enterprise software company in the world, and this acquisition provides a tremendous opportunity for all Agile stakeholders, including our employees. This acquisition validates our commitment and dedication toward building a highly-valued, globally recognized company that is a force in the PLM industry with an unparalleled reputation for delivering value to our customers.

Oracle’s acquisition of Agile will result in a tremendous combination. Going forward, Agile’s PLM solutions will serve as the foundation of Oracle’s PLM offering. Together, we will have a best-in-class, integrated, enterprise PLM offering and will continue to sell, support and advance Agile’s best-in-class solutions; integrated with both Oracle and non-Oracle environments. Agile and Oracle applications are already highly interoperable – Oracle is the most commonly used database to support Agile PLM solutions and many Agile customers already run other Oracle business applications - and both companies’ products are built on industry standards.

Our combined companies will present customers with unprecedented capabilities and a business partnership with an organization that has the size, scale, resources, domain expertise, and track record that they can rely on for many years. As a result of the transaction, there will be an industry leader who understands the business potential of PLM, and who has the ability to energize and lead the PLM market segment.

Today’s news presents a great opportunity for Agile employees. While Agile has built momentum and delivered improved top and bottom line results recently, we are still constrained by our relative small size and scale and if we continued to operate on a standalone basis, there would be many challenges and it would likely take us a substantial amount of time to achieve our goals. Oracle’s broader resources and capabilities will accelerate our success and give us greater leverage to grow the business, build market share, and more quickly scale our company. As a result, Agile employees become an important ingredient to the plan going forward.

While this is an exciting time of change for all of us, we must remember that we have a company to run. The acquisition is expected to close in July. Until that time, it must be business as usual at Agile. At the appropriate time there will be more information on what to expect as we combine the companies. In the meantime, our focus should be – as it has been – on completing a successful Q1 FY08.

I encourage you to read and ask questions about all the materials that we have provided related to this announcement. These materials are available on the Agile Portal and you can ask questions of your manager or HR. Also, we will be conducting conference calls around the world to ensure that employees in every geography have an opportunity to ask questions about the announcement. Additionally, you will receive information from our legal department about how best to answer questions about today’s news, and how best to refer questions to the right Agile resource for further follow up. It is important that you direct all acquisition-related inquiries to the appropriate Agile personnel.

I look forward to talking with you further at the upcoming company meetings.

JBF

Additional information about the proposed transaction can be found at http://www.agile.com/oracle.

In connection with the proposed transaction, Agile intends to file a proxy statement and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Agile are urged to read the proxy statement and other relevant materials filed with the SEC and provided to you or otherwise publicly disclosed when they become available because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by Agile or Oracle with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Agile may obtain free copies of the documents filed with the SEC by contacting Agile’s Investor Relations at 6373 San Ignacio Avenue, San Jose, California Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by Agile with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Agile and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Agile stockholders in favor of the proposed transaction. Certain executive officers and directors of Agile have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.